Exhibit 99.1

Federated Hermes, Inc. agrees to acquire the $3.63 billion investment advisory business of C.W. Henderson, a specialist in municipal-bond separately managed accounts
• Entire team to join Federated Hermes and continue managing portfolios
(PITTSBURGH, Pa., July 18, 2022) — Federated Hermes, Inc. (NYSE: FHI), a global leader in active, responsible investing, reached a definitive agreement to acquire substantially all of the assets of C.W. Henderson and Associates, Inc., a Chicago-based registered investment advisor specializing in the management of tax-exempt municipal securities.
C.W. Henderson is the advisor to approximately $3.63 billion in direct account, dual contract separately managed accounts and sub-advised separately managed account portfolios. With more than three decades of experience and nearly 1,500 client accounts, the firm manages two active municipal bond products—one intermediate and the other short-term—both of which focus on high credit quality with limited interest rate risk while seeking to maintain credit, sector and state diversification to provide additional risk controls.
“Federated Hermes’ commitment to fostering a culture that promotes excellence among each of our investment teams provides a solid platform for the C.W. Henderson team and their clients,” said J. Christopher Donahue, president and chief executive officer of Federated Hermes. “Combining the proven investment acumen of C.W. Henderson’s team and their active investment process with Federated Hermes’ extensive distribution capabilities will give our company a new opportunity to grow our $23 billion SMA business.”
The transaction was approved by the board of directors of Federated Hermes, Inc. As is typical in this type of transaction, C.W. Henderson will obtain the necessary consents from its clients and continue to manage their assets as Federated Hermes employees after the transaction closes. The transaction is expected to close in the third quarter.
“The C.W. Henderson team has employed unique investment strategies to municipal bond portfolio management that aim to take advantage of market inefficiencies while limiting portfolio risk,” said Craig Henderson, chairman and chief executive officer of C.W. Henderson. “We have known Federated Hermes for quite some time. We believe the company is a great home for both our clients and employees. We expect that our clients will benefit from the extensive resources and long-standing reputation for high-quality service of Federated Hermes.”
Federated Hermes, Inc. is a global leader in active, responsible investment management, with $631.1 billion in assets under management, as of March 31, 2022. We deliver investment solutions that help investors target a broad range of outcomes and provide equity, fixed-income, alternative/private markets, multi-asset and liquidity management strategies to more than 11,000 institutions and intermediaries worldwide. Our clients include corporations, government entities, insurance

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Federated Hermes, Inc. to acquire C.W. Henderson	Page 2 of 2

companies, foundations and endowments, banks and broker/dealers. Headquartered in Pittsburgh, Federated Hermes has nearly 2,000 employees in London, New York and offices worldwide.
Federated Hermes ranks in the top 7% of equity fund managers in the industry, the top 10% of fixed-income fund managers and the top 11% of money market fund managers1. Federated Hermes also ranks as the 9th-largest manager of model-delivered SMAs2. For more information, visit FederatedHermes.com.
C.W. Henderson and Associates, Inc. is a registered investment advisor specializing in the conservative management of tax-exempt municipal securities, with $3.63 billion in total assets under management, as of June 30, 2022. Primarily focusing on one asset class has allowed the firm to deliver unique, disciplined tax-exempt solutions to clients and their advisors. The firm is headquartered in Chicago, Ill.

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1) ISS Market Intelligence (SIMFUND), March 31, 2022. Based on assets under management in open-end funds.
2) Money Management Institute/Cerulli Q1 2022.

Certain statements in this press release, such as those related to the results of the acquisition, future asset growth, future transaction prospects for Federated Hermes, and anticipated timing for closing the transaction, constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include the possibility that Federated Hermes does not successfully complete the acquisition or completes the transaction in a manner or timetable different from that described above, as well as the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.